Filed Pursuant to Rule 424(b)(7) of the Securities Act of 1933
Registration No. 333-144342

Prospectus Supplement No. 2 dated February 22, 2008
(to Prospectus dated September 7, 2007)

$115,000,000

Asbury Automotive Group, Inc.

3.00% Senior Subordinated Convertible Notes due 2012,
the Related Note Guarantees and
the Common Stock Issuable upon Conversion of the Notes

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Our prospectus dated September 7, 2007, relating to the offer for resale by certain of our securityholders of up to $115,000,000 aggregate principal amount of 3.00% Senior Subordinated Convertible Notes due 2012 of Asbury Automotive Group, Inc., the related note guarantees and the shares of our common stock issuable upon conversion of the notes, is hereby supplemented and amended to include the following information in the “Selling Securityholders” section on pages 56-57 of the prospectus.

This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus dated September 7, 2007, except to the extent that the information in this prospectus supplement supersedes any information contained in that document.

SELLING SECURITYHOLDERS

     The information appearing in the table below supplements and amends, as of the date hereof, the information in the table appearing under the heading “Selling Securityholders” in the prospectus and, where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding such selling securityholder supersedes the information in the prospectus.

Name	Aggregate Principal Amount of Notes That Are Owned and May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)
Deutsche Bank AG, London Branch	10,854,062	9.44	319,296.11	*
Goldman, Sachs & Co.	4,556,000	3.96	134,024.76	*
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* Less than one percent (1%).

(1)
Assumes conversion of all of the holder’s notes at a conversion rate of 29.4172 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes — Conversion Rights” in the prospectus.  As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 31,915,300 shares of common stock outstanding as of February 20, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

Please consider the “Risk Factors” beginning on page 5 of the prospectus to read about important factors you should consider before buying the notes or the shares of common stock.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 22, 2008